Exhibit 10.1

DELUXE CORPORATION	CASH PERFORMANCE AWARD AGREEMENT

AWARDED TO	AWARD DATE	TARGET PERFORMANCE PAYMENT

1.	The Award. Deluxe Corporation, a Minnesota corporation (“Deluxe”) hereby grants to you as of the above Award Date the right to receive a payment or payments in cash (the “Performance Payments”) under the terms and conditions contained in this Cash Performance Award Agreement (this “Agreement”) and in the 2008 Stock Incentive Plan (the “Plan”). You will be assigned an award percentage that will be used in calculating any Performance Payments made to you.

2.	Performance Period. The performance period for purposes of determining whether the Performance Payments will be made shall be the two-year period commencing on January 1 of the year in which this Award was granted (the “Performance Period”).

3.	Performance Goals. The performance goals for purposes of determining whether the Performance Payments will be paid are set forth in the attached Performance Goals Schedule.

4.	Payment. The Performance Payments shall be made if and to the extent that performance goals are achieved, as set forth in the attached Performance Goals Schedule and as determined and certified by the Compensation Committee of the Board of Directors (the “Committee”) in accordance with the Plan after the end of the Performance Period. In the event the Committee determines that the Target performance goal has been achieved, fifty percent of the applicable Performance Payment will be paid to you on or before March 15 of the year following completion of the Performance Period and the remaining fifty percent will be paid to you on or before March 15 of the second year following completion of the Performance Period. In the event that the Committee determines that the Target performance goal was not achieved, but that the Threshold performance goal was achieved, you will receive the applicable Performance Payment in a lump sum on or before March 15 of the second year following completion of the Performance Period. In the event that the Committee determines that the Threshold performance goal was not achieved, you will receive a payment equal to the minimum retention payment (“Retention Payment”), if any, specified on the Performance Goals Schedule on or before March 15 of the second year following completion of the Performance Period. Performance Payments (but not Retention Payments) may be adjusted by the Committee to the extent permitted by the Plan.

5.	Restrictions on Transfer. Neither the Performance Payments nor the Retention Payment, nor any rights therein, may be assigned, transferred or pledged, other than by will or the laws of descent and distribution, and any such attempted transfer shall be void.

6.	Forfeiture. Except as described in this Section, in the event your employment is terminated prior to January 1 of the second year following the end of the Performance Period, the Performance and Retention Payments, and your rights to receive them, shall be immediately and irrevocably forfeited, unless your termination occurs on or after the one-year anniversary of commencement of the Performance Period and is by reason of (a) involuntary termination without Cause, (b) resignation for Good Reason, (c) death, (d) Disability, or (e) Qualified Retirement (as those capitalized terms are defined in the Addendum to this Agreement).

In the event your employment is terminated on or after the one-year anniversary of commencement of the Performance Period and prior to the end of the Performance Period for any of the reasons (a) through (e) in the first paragraph of this Section, you or your estate shall be entitled to receive a pro-rata payment (based on the days elapsed in the Performance Period prior to the employment termination date) of either (x) the Retention Payment, or (y) if greater, the Performance Payment determined by the Committee upon completion of the Performance Period to be paid, in its sole discretion, to holders of similar Award Agreements, based on the attached Performance Goals Schedule. In the event your employment is terminated for any of the reasons (a) through (e) in the first paragraph of this Section after completion of the Performance Period but prior to a payment date, you or your estate shall be entitled to receive either the Retention Payment or, if greater, the Performance Payment determined by the Committee upon completion of the Performance Period to be paid, in its sole discretion, to holders of similar Award Agreements, based on the attached Performance Goals Schedule. Such payments shall be made at the same time that payments are made to active employees.

If, in connection with or following a Change of Control (as defined in the Addendum to this Agreement), your employment is terminated for any of the reasons (a) through (e) in the first paragraph of this Section on or after the one-year anniversary of commencement of the Performance Period and prior to the end of the Performance Period, you or your estate shall be entitled to receive, on or before forty-five days after your employment termination, a pro-rata payment based on an assumption that the performance goals have been achieved at Target level, as set forth in the attached Performance Goals Schedule. If, in connection with or following a Change of Control, your employment is terminated for any of the reasons (a) through (e) in the first paragraph of this Section after the end of the Performance Period, you or your estate shall be entitled to receive, on or before forty-five days after your employment termination, the greater of the
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Retention Payment or the applicable Performance Payment based on the attached Performance Schedule. Notwithstanding the foregoing, in the event you are a “key employee” under Internal Revenue Code Section 409A and your employment termination following a Change of Control constitutes a Qualified Retirement after the end of the Performance Period, no Payment to you after such termination shall be made prior to six months after your date of termination.

7.	Income Taxes. You are liable for any federal and state income or other taxes applicable upon the receipt of the Performance Payments, and you acknowledge that you should consult with your own tax advisor regarding the applicable tax consequences. Upon issuance of the Payments by Deluxe, you shall promptly pay to Deluxe in cash, unless otherwise withheld by Deluxe under applicable law, all applicable taxes required by Deluxe to be withheld or collected upon such payment.

8.	Terms and Conditions. This Agreement does not guarantee your continued employment or alter the right of Deluxe or its affiliates to terminate your employment at any time. This Award is granted pursuant to the Plan and is subject to its terms. In the event of any conflict between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.

DELUXE CORPORATION
BY:

ADDENDUM TO
CASH PERFORMANCE AWARD AGREEMENT
For the purposes hereof the terms used herein shall have the following meanings:
“Affiliate” shall mean a company controlled directly or indirectly by Deluxe, where “control” shall mean the right, either directly or indirectly, to elect a majority of the directors thereof without the consent or acquiescence of any third party.
“Cause” shall mean (i) you have breached your obligations of confidentiality to Deluxe or any of its Affiliates; (ii) you have otherwise failed to perform your employment duties and do not cure such failure within thirty (30) days after receipt of written notice thereof; (iii) you commit an act, or omit to take action, in bad faith which results in material detriment to Deluxe or any of its Affiliates; (iv) you have had excessive absences unrelated to illness or vacation (“excessive” shall be defined in accordance with local employment customs); (v) you have committed fraud, misappropriation, embezzlement or other act of dishonesty in connection with Deluxe or any of its Affiliates or its or their businesses; (vi) you have been convicted or have pleaded guilty or nolo contendere to criminal misconduct constituting a felony or a gross misdemeanor, which gross misdemeanor involves a breach of ethics, moral turpitude, or immoral or other conduct reflecting adversely upon the reputation or interest of Deluxe or its Affiliates; (vii) your use of narcotics, liquor or illicit drugs has had a detrimental effect on your performance of employment responsibilities; or (viii) you are in material default under any agreement between you and Deluxe or any of its Affiliates following any applicable notice and cure period.
“Change of Control” shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied:
(I)	The date on which any one person, or more than one person acting as a group, acquires ownership of stock of Deluxe that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of Deluxe. If any one person, or more than one person acting as a group, is already considered to own more than 50% of the total fair market value or total voting power of the stock of the Deluxe, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Control under this paragraph or paragraph (II). An increase in the percentage of stock owned by any one person, or persons acting as a group, as a result of a transaction in which Deluxe acquires its stock in exchange for property will be treated as an acquisition of stock for purposes of this paragraph. This paragraph applies only when there is a transfer or issuance of stock of Deluxe and stock in Deluxe remains outstanding after the transaction.

(II)	The date any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of Deluxe possessing 30% or more of the total voting power of the stock of such corporation. If any one person, or more than one person acting as a group, is already considered to own more than 30% of the total voting power of the stock of the Deluxe, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Control under this paragraph.

(III)	The date a majority of members of Deluxe’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the board of directors before the date of the appointment or election.

(IV)	The date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from Deluxe that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of Deluxe immediately before such acquisition or acquisitions; provided that a Change in Control shall not result from a transfer of assets by Deluxe to (a) a shareholder of Deluxe (immediately prior to the transfer) in exchange for or with respect to Deluxe’s stock, (b) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by Deluxe immediately following the transfer, (c) a person, or more than one person acting as a group, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of Deluxe immediately following the transfer, or (d) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a person or group of persons described in clause (c) For this purpose, gross fair market value means the value of the assets of Deluxe, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
For purposes of determining whether a Change of Control has occurred, persons will not be considered to be acting as a group solely because they purchase or own stock of the same corporation at the same time, or as a result of the same public offering. However, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with Deluxe. If a person, including an entity, owns stock in both corporations that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in a corporation only with respect to the ownership in that corporation before the transaction giving rise to the change and not with respect to the ownership interest in the other corporation.
This definition of Change of Control is intended to conform to the definition of a change in control event as set forth in §409A of the Internal Revenue Code and Treas. Reg. §1.409A-3(i)(5), and shall be so construed. A transaction shall not be considered to constitute a Change of Control unless it also constitutes a change in control event for purposes of §409A, and any transaction that constitutes a change in control event for purposes of § 409A shall be considered a Change of Control.
“Company” shall mean Deluxe and its Affiliates, as herein defined.
“Disability” shall mean your medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than twelve months and you either have been receiving disability payments under any plan (including a short-term disability plan or practice) of the Company for at least three months, or if you are not eligible to participate in any disability plan, you are unable to engage in any substantial gainful activity.
“Good Reason” shall mean (i) except with your written consent given in your discretion, (a) the assignment to you of any position and/or duties which represent or otherwise entail a material diminution in your position, authority, duties or responsibilities, or (b) any other action by the Company which results in a material diminution in your position (or positions) with the Company, excluding for this purposes an isolated, insubstantial or inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by you and excluding any diminution attributable solely to the fact that Deluxe is no longer a public company; (ii) any material reduction in your aggregate compensation and incentive opportunities, or any failure by the Company to comply with any other written agreement between you and the Company, other than an isolated, insubstantial or inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of written notice thereof given by you; (iii) the Company’s requiring you to be based at any location more than 50 miles from your then current location; (iv) any purported termination by the Company of your employment which is not effected pursuant to a written notice of termination specifying the reasons for your termination and the manner by which such reasons constitute “Cause” (as defined herein); or (v) any request or requirement by the Company that you take any action or omit to take any action that is inconsistent with or in violation of the Company’s ethical guidelines and policies as the same existed within the 120-day period prior to the termination date or any professional ethical guidelines or principles that may be applicable to you.
“Qualified Retirement” shall mean any termination of employment that the Compensation Committee of Deluxe’s Board of Directors approves as a qualified retirement, provided (i) you have at least twenty years of service with Deluxe and/or its Affiliates (“Service Years”), and (ii) the sum of your age and Service Years equals or exceeds seventy-five.
Addendum